iRhythm® Technologies Announces Kevin King to Retire from Board of Directors

SAN FRANCISCO, March 14, 2022 -- iRhythm Technologies, Inc. (NASDAQ: IRTC) (“iRhythm”), a leading digital healthcare solutions company focused on the advancement of cardiac care, today announced that Kevin King will retire from iRhythm’s Board of Directors effective April 1, 2022.

Mr. King joined the iRhythm Board in July 2012 and served as iRhythm’s President and Chief Executive Officer from July 2012 to January 2021.

“On behalf of the entire iRhythm team, I would like to thank Kevin for his contributions over the last several years,” said Quentin Blackford, iRhythm President and CEO. “iRhythm would not be the company that it is today without Kevin’s leadership and we thank him for the many achievements during his tenure. I am personally grateful to Kevin for him welcoming me into the company and ensuring a smooth transition.”

Abhi Talwalkar, Chairman of the iRhythm Board of Directors, said, “For nearly 10 years, Kevin played an important role in iRhythm’s success, guiding the company to where it is today. We are grateful to Kevin for his invaluable contributions during his years of service and wish him all the very best.”

“In my 10 years with the company, iRhythm has grown into a market leading company that has changed the standard of care in cardiac monitoring. We have served over four million patients and I am extremely proud of all that we have accomplished,” commented Mr. King. “It has been an amazing journey and I am looking forward to watching the company’s continued success under Quentin’s leadership.”

About iRhythm Technologies, Inc. iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements relating to growth expectations and personnel matters. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission on Forms 10-K and 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact
Leigh Salvo
(415) 937-5404
investors@irhythmtech.com

Media Contact
Morgan Mathis
(310) 528-6306
irhythm@highwirepr.com

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